Exhibit 99.1
                                                                   ------------

MEREDITH CORPORATION REPORTS 15 PERCENT
THIRD QUARTER EARNINGS PER SHARE GROWTH

Strong publishing brands drive 8 percent revenue growth

DES MOINES, Iowa -- (April 19, 2000) -- Meredith Corporation (NYSE: MDP) today reported net earnings for the fiscal 2000 third quarter ended March 31, 2000, of $24.8 million or 47 cents per share, compared to $22.1 million or 41 cents per share in the prior-year third quarter.

For the first three quarters of fiscal 2000, earnings were a record $68.3 million, or $1.29 per share. For the same period in fiscal 1999, earnings before nonrecurring items were $64.9 million, or $1.20 per share. Net earnings for the fiscal 1999 year-to-date period were $66.3 million, or $1.23 per share, including an after-tax gain of $1.4 million, or 3 cents per share, from the sale of the net assets of the Better Homes and Gardens Real Estate Service in the fiscal 1999 first quarter.

Fiscal 2000 third quarter earnings before interest, taxes, depreciation and amortization (EBITDA) increased 16 percent to $62.8 million from $54.1 million in the prior-year quarter. For the year-to-date period, EBITDA grew 15 percent to $179.1 million from $155.9 million in the prior-year period.

Company revenues for the fiscal 2000 third quarter grew 8 percent to $286.9 million from $265.1 million in the prior year. For the year-to-date period, company revenues grew 6 percent to $813.5 million from $765.9 million. Comparable third quarter and year-to-date revenues grew 8 percent and 5 percent, respectively, when adjusting for discontinued magazine titles and the impact of the WGNX-TV (CBS, Atlanta) acquisition.

Fiscal 2000 third quarter and year-to-date earnings include dilution of 8 cents per share and 21 cents per share, respectively, from the March 1, 1999, acquisition of the Atlanta station.


OPERATING RESULTS

Publishing
----------
Publishing Group operating profit and revenues increased to record levels in the fiscal 2000 third quarter and year-to-date periods. Third quarter operating profit grew 26 percent to $46.5 million from $37.0 million in the prior-year quarter. For the year-to-date period, operating profit grew 23 percent, to $108.6 million from $88.6 million in fiscal 1999.

Publishing revenues grew 11 percent in the third quarter to $224.1 million, from $202.1 million in fiscal 1999. For the year-to-date, revenues grew 5 percent to $606.9 million from $575.7 million in the prior year. Comparable third quarter and year-to-date publishing revenues increased 12 percent and 7 percent, respectively, when adjusting for discontinued titles.

Strong fiscal 2000 third quarter and year-to-date revenues and operating profits were reported by Better Homes and Gardens, Country Home, and Traditional Home magazines, along with the company's lineup of Better Homes and Gardens Special Interest Publications and its book publishing operation.

"Our Publishing Group is performing extremely well," said Meredith Corporation chairman and CEO William T. Kerr. "Of special note is Ladies' Home Journal magazine. It achieved marked improvement in the third quarter, with advertising pages up 8 percent versus the prior year, and even stronger advertising revenue growth."

Broadcasting
------------

Broadcasting Group operating profit for the fiscal 2000 third quarter was $7.9 million, compared to $14.7 million in the prior year. For the year-to-date period, operating profit was $42.7 million compared to $53.7 million in fiscal 1999.

Reported third quarter Broadcasting Group revenues were $62.9 million, compared to $63.1 million in fiscal 1999. For the year-to-date period, reported Broadcasting Group revenues increased 9 percent to $206.6 million from $190.1 million in the prior-year period. Without the Atlanta station, Broadcasting Group revenues decreased 6 percent for the quarter and 1 percent for the year-to-date period.

"Primary factors adversely affecting broadcasting performance included weak prime time ratings for the FOX network; increased television advertising inventory; continuing investments in the Atlanta station; and investments in news expansion and improvement across the Group," Kerr said.

He added that revenue and operating profit growth will be priorities of Cary Jones, Meredith's new Broadcasting Group president. Jones, who assumed his position on March 29, brings 28 years of industry experience to the position. "He is keenly focused on improving the group's performance," Kerr said.

Other
-----

Third quarter and year-to-date interest expense increased as a result of debt related to the acquisition of the Atlanta station. Unallocated corporate expenses declined in both the third quarter and the year-to-date periods primarily as a result of cost containment activities.

Meredith repurchased approximately 900,000 shares of stock in the third quarter, increasing total shares repurchased for the fiscal year to date to nearly 1.3 million. On March 27, the company announced that its board of directors authorized the repurchase of an additional 2 million shares through public and private transactions.

"We've significantly accelerated our share repurchase activities," Kerr said. "We have strong fundamentals, industry-leading brands and a well-respected management team. At current levels, we believe buying our own stock is a smart investment."

About Meredith Corporation
--------------------------

Meredith Corporation (www.meredith.com) is one of the nation's leading media and marketing companies with businesses centering on magazine and book publishing, television broadcasting, and interactive and integrated marketing.

Meredith publishes 20 subscription magazines, including Better Homes and Gardens and Ladies' Home Journal, and more than 100 special interest publications. Meredith owns 12 television stations -- located in fast-growing markets such as Atlanta, Phoenix, Orlando, Portland and Las Vegas -- and produces original television programming based on its strong brands. Meredith has nearly 300 books in print and has established marketing relationships with some of America's leading companies, including The Home Depot, Kraft Foods and Nestle USA. Meredith's consumer database, which contains more than 60 million names, is the largest domestic database among media companies and enables magazine and television advertisers to precisely target marketing campaigns. Additionally, Meredith has an extensive Internet presence, including branded anchor tenant positions on America Online.



MEREDITH CORPORATION
FISCAL 2000 THIRD QUARTER AND YEAR-TO-DATE
EARNINGS PER SHARE AT A GLANCE


(Note:  All figures are adjusted for stock splits)

The chart below depicts comparable quarterly and fiscal year diluted earnings per share (EPS) before nonrecurring items and discontinued operations.


                 1st Qtr.   2nd Qtr.   3rd Qtr.   4th Qtr.   Fiscal Year
                 --------   --------   --------   --------   -----------
       F1993       .06        .09        .10        .10          .35
       F1994       .08        .13        .16        .13          .50
       F1995       .14        .19        .18        .20          .71
       F1996       .17        .22        .24        .28          .91
       F1997       .22        .31        .33        .36         1.22
       F1998       .27        .40        .37        .42         1.46
       F1999       .32        .47        .41        .44         1.64
       F2000       .34        .48        .47


-- Net earnings for the fiscal 2000 third quarter ended March 31, 2000, were 47 cents per share, compared to 41 cents per share in the prior-year third quarter.

-- For the first three quarters of fiscal 2000, earnings were a record $1.29 per share. For the same period in fiscal 1999, earnings before nonrecurring items were $1.20 per share. Net earnings for the fiscal 1999 year-to-date period were $1.23 per share, including an after-tax gain of 3 cents per share from the sale of the net assets of the Better Homes and Gardens Real Estate Service in the fiscal 1999 first quarter.

-- Fiscal 2000 third quarter and year-to-date earnings include dilution of 8 cents per share and 21 cents per share, respectively, from the March 1, 1999, acquisition of WGNX-TV (CBS, Atlanta).

Meredith Corporation and Subsidiaries
Consolidated Statements of Earnings (Unaudited)


                                        Three Months           Nine Months
                                       Ended March 31        Ended March 31
                                     -------------------   -------------------
                                       2000       1999        2000       1999
------------------------------------------------------------------------------
(In thousands except per share)
Revenues:
  Advertising                        $172,478   $158,141   $487,131   $451,679
  Circulation                          70,273     68,451    208,090    205,018
  All other                            44,192     38,529    118,255    109,185
                                     --------   --------   --------   --------
Total revenues                        286,943    265,121    813,476    765,882
                                     --------   --------   --------   --------
Operating costs and expenses:
  Production, distribution and edit   121,417    106,867    337,775    316,037
  Selling, general & administrative   102,770    104,159    296,600    293,982
  Depreciation and amortization        13,000     10,865     39,021     30,925
                                     --------   --------   --------   --------
Total operating costs and expenses    237,187    221,891    673,396    640,944
                                     --------   --------   --------   --------

Income from operations                 49,756     43,230    140,080    124,938

  Gain from disposition                    --         --         --      2,375
  Interest income                         399        377        836        547
  Interest expense                     (8,657)    (5,328)   (26,706)   (13,014)
                                     --------   --------   --------   --------
Earnings before income taxes           41,498     38,279    114,210    114,846

  Income taxes                         16,682     16,192     45,912     48,525
                                     --------   --------   --------   --------

Net earnings                         $ 24,816   $ 22,087   $ 68,298   $ 66,321
                                     ========   ========   ========   ========

Basic earnings per share             $   0.48   $   0.43   $   1.32   $   1.27
                                     ========   ========   ========   ========

Basic average shares outstanding       51,275     52,061     51,548     52,294
                                     ========   ========   ========   ========

Diluted earnings per share           $   0.47   $   0.41   $   1.29   $   1.23
                                     ========   ========   ========   ========

Diluted average shares outstanding     52,621     53,598     53,099     53,880
                                     ========   ========   ========   ========

Dividends paid per share             $  0.080   $  0.075   $  0.230   $  0.215
                                     ========   ========   ========   ========

See accompanying Notes to Interim Consolidated Financial Statements.

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)


                                        Three Months           Nine Months
                                       Ended March 31        Ended March 31
                                     -------------------   -------------------
                                       2000       1999        2000       1999
------------------------------------------------------------------------------
(In thousands)
Revenues
  Publishing                         $224,093   $202,071   $606,878   $575,745
  Broadcasting                         62,850     63,050    206,598    190,137
                                     --------   --------   --------   --------
  Total revenues                     $286,943   $265,121   $813,476   $765,882
                                     ========   ========   ========   ========

Operating Profit
  Publishing                         $ 46,532   $ 37,020   $108,609   $ 88,601
  Broadcasting                          7,930     14,728     42,707     53,703
  Unallocated corporate expense        (4,706)    (8,518)   (11,236)   (17,366)
                                     --------   --------   --------   --------
  Income from Operations             $ 49,756   $ 43,230   $140,080   $124,938

  Gain from disposition                    --         --         --      2,375
  Interest income                         399        377        836        547
  Interest expense                     (8,657)    (5,328)   (26,706)   (13,014)
                                     --------   --------   --------   --------
  Earnings before income taxes         41,498     38,279    114,210    114,846

  Income taxes                         16,682     16,192     45,912     48,525
                                     --------   --------   --------   --------

  Net earnings *                     $ 24,816   $ 22,087   $ 68,298   $ 66,321
                                     ========   ========   ========   ========

Depreciation & Amortization
  Publishing                         $  2,894   $  2,826   $  8,657   $  8,520
  Broadcasting                          9,596      7,581     28,784     20,960
  Unallocated corporate                   510        458      1,580      1,445
                                     --------   --------   --------   --------
  Total depreciation & amortization  $ 13,000   $ 10,865   $ 39,021   $ 30,925
                                     ========   ========   ========   ========

EBITDA
  Publishing                         $ 49,426   $ 39,846   $117,266   $ 97,121
  Broadcasting                         17,526     22,309     71,491     74,663
  Unallocated corporate                (4,196)    (8,060)    (9,656)   (15,921)
                                     --------   --------   --------   --------
 Total EBITDA                        $ 62,756   $ 54,095   $179,101   $155,863
                                     ========   ========   ========   ========

* Note: Net earnings for the nine months ended March 31, 1999 included a post-tax gain of $1.4 million, or 3 cents per share from the sale of the net assets of the Better Homes and Gardens Real Estate Service.